EXHIBIT 23(a)

INDEPENDENT AUDITORS’ CONSENT

          We consent to the incorporation by reference in this Registration Statement of E*TRADE Group, Inc. on Form S-4 of our report dated October 19, 2000, appearing in the Annual Report on Form 10-K of E*TRADE Group, Inc. for the year ended September 30, 2000, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

June 25, 2001
San Jose, California